As filed with the Securities and Exchange Commission on January 11, 2019,

Registration Statement No. 333-___

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER

 THE SECURITIES ACT OF 1933

HELIX TCS, INC.

(Exact name of registrant as specified in its charter)

Delaware	81-4046024
(State of incorporation)	(IRS Employer Identification No.)

5300 DTC Parkway, Suite 300

Greenwood Village, CO 80111

(Address, including zip code, of registrant’s principal executive offices)

Bio-Tech Medical Software, Inc.

2014 Stock Incentive Plan, as amended

(Full title of the plan)

Zachary L. Venegas

Chief Executive Officer and Director

5300 DTC Parkway, Suite 300

Greenwood Village, CO 80111

(720) 328-5372

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

W. David Mannheim, Esq.

Erin Reeves McGinnis, Esq.

Nelson Mullins Riley & Scarborough LLP

GlenLake One

4140 Parklake Avenue, Suite 200

Raleigh, North Carolina 27612

(919) 329-3800

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)		Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Stock, par value $0.001 per share	8,132,410	(4)	$0.72	$5,855,335.20	$709.67

(1)	Pursuant to the Agreement and Plan of Merger, dated as of March 3, 2018, by and among Helix TCS, Inc. (the “Registrant”), Helix Acquisition Sub, Inc., Bio-Tech Medical Software, Inc. (“BioTrackTHC”) and Terence J. Ferraro, as the Securityholder Representative (the “Merger Agreement”), the Registrant assumed certain outstanding and unexercised options, whether or not vested, to purchase shares of common stock of BioTrackTHC granted under the Bio-Tech Medical Software, Inc. 2014 Stock Incentive Plan, as amended (the “2014 Stock Plan”), subject to their respective continued vesting schedules and conditions. The assumed options became exercisable solely to purchase shares of common stock of the Registrant, with the number of shares into which the assumed options are exercisable and the exercise price of such options determined in accordance with the terms of the Merger Agreement.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Registrant’s common stock that become issuable under the 2014 Stock Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction that results in an increase in the number of outstanding shares of the Registrant’s common stock.

(3)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee based upon the weighted average exercise price for shares subject to the outstanding options granted pursuant to the 2014 Plan.

(4)	Consists of 8,132,410 shares of common stock of the Registrant subject to outstanding options as of January 10, 2019 under the 2014 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Information required by Item 1 is included in documents sent or given by the Registrant to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given by the Registrant to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on March 28, 2018 (as amended on April 4, 2018);

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the Commission pursuant to Section 13(a) of the Exchange Act on May 15, 2018;

(c) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the Commission pursuant to Section 13(a) of the Exchange Act on August 14, 2018;

(d) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the Commission pursuant to Section 13(a) of the Exchange Act on November 14, 2018 (as amended on November 15, 2018);

(e) The Registrant’s Current Reports on Form 8-K, filed with the Commission pursuant to Section 13(a) of the Exchange Act on January 5, February 7, March 8, April 25, June 5 (as amended on August 13, 2018), and December 11, 2018; and

(f) The description of the Registrant’s common stock contained in the Registrant’s Form 10/A Amendment No. 2, filed with the Commission pursuant to the Exchange Act on August 18, 2017, and any amendment or report filed for the purpose of updating such description.

All documents filed, but not furnished, by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered under this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. In no event, however, will any of the information, including exhibits, that the Registrant discloses under Item 2.02 and Item 7.01 of any report on Form 8-K that has been or may be, from time to time, furnished to the Commission, be incorporated by reference into or otherwise become a part of this Registration Statement.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

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Item 4.	Description of Securities.

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee, or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Our bylaws includes such provisions related to our authority to indemnify a director, officer, employee, fiduciary, or agent.

Section 145 of the DGCL also provides that Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending, or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation.

Under the DGCL, where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Article V, Section 3 of our bylaws contains a mandatory indemnification provision, which requires us to indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

●	breach of a director’s duty of loyalty to the corporation or its stockholders;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends, stock purchase or redemption of shares; or

●	transaction from which the director derives an improper personal benefit.

Our amended certificate of incorporation does not include such a provision.

Pursuant to Article V, Section 4 of our bylaws, expenses incurred by any officer or director in defending any proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking by or on behalf of such director or officer, to repay all amounts advanced if it should ultimately be determined that such director or officer is not entitled to be indemnified by us.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered on the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act, or otherwise.

Item 7.	Exemption From Registration Claimed.

Not applicable.

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Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

4.1	Certificate of Incorporation of Jubilee4 Gold, Inc. (incorporated by reference to Registrant’s Form 10-12G filed with the Commission on December 9, 2016).

4.2	Certificate of Amendment of Certificate of Incorporation of Helix TCS, Inc. (incorporated by reference to Registrant’s Form 10-12G filed with the Commission on December 9, 2016).

4.3	Certificate of Amendment of Certificate of Incorporation of Helix TCS, Inc. – Certificate of Designation of Rights and Privileges of Class A Preferred Convertible Super Majority Voting Stock (incorporated by reference to Registrant’s Form 10-12G filed with the Commission on December 9, 2016).

4.4	Amended and Restated Certificate of Designations, Preferences and Rights of Class A Preferred Convertible Super Majority Voting Stock, $.001 Par Value Per Share (incorporated by reference to Registrant’s Form 8-K filed with the Commission on September 21, 2017).

4.5	Certificate of Designations, Preferences and Rights of Series B Preferred Stock, $.001 Par Value Per Share (incorporated by reference to Registrant’s Form 8-K filed with the Commission on May 19, 2017).

4.6	Amendment No. 1 to Certificate of Designations, Preferences and Rights of Series B Preferred Stock, $0.001 Par Value Per Share (incorporated by reference to Registrant’s Form 8-K filed with the Commission on August 30, 2017).

4.7	Amendment No. 2 to Certificate of Designations, Preferences and Rights of Series B Preferred Stock, $0.001 Par Value Per Share (incorporated by reference to Registrant’s Form 8-K filed with the Commission on December 20, 2017).

4.8	By-Laws of Helix TCS, Inc. (incorporated by reference to Registrant’s Form 10-12G filed with the Commission on December 9, 2016).

5.1*	Opinion of Nelson Mullins Riley & Scarborough LLP.

10.32	Bio-Tech Medical Software, Inc. 2014 Stock Incentive Plan, as amended (incorporated by reference to Registrant’s Form 8-K filed with the Commission on June 5, 2018).

23.1*	Consent of BF Borgers CPA PC, Independent Registered Certified Public Accounting Firm.

23.2*	Consent of Eisner Amper, LLP, Independent Registered Certified Public Accounting Firm.

23.3*	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to this Registration Statement on Form S-8).

*	Filed herewith

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Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on the 10th day of January, 2019.

HELIX TCS, INC.

By:	/s/ Zachary Venegas
Zachary Venegas
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Zachary Venegas and Scott Ogur, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Zachary Venegas	Chief Executive Officer (principal executive officer) and Director	January 10, 2019
Zachary Venegas

/s/ Scott Ogur	Chief Financial Officer (principal financial officer) and Director	January 10, 2019
Scott Ogur

/s/ Paul Hodges	Director	January 10, 2019
Paul Hodges

/s/ Terence J. Ferraro	Director	January 10, 2019
Terence J. Ferraro

/s/ Satyavrat Joshi	Director	January 10, 2019
Satyavrat Joshi

/s/ Andrew Schweibold	Director	January 10, 2019
Andrew Schweibold

/s/ Patrick Vo	Director	January 10, 2019
Patrick Vo

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